Exhibit 99.2

ChannelAdvisor Promotes Richard Cornetta to Vice President of Finance and Chief Accounting Officer

Research Triangle Park, NC – November 5, 2015 – ChannelAdvisor Corporation (NYSE:ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to increase global sales, today announced the promotion of Richard Cornetta to vice president of finance and chief accounting officer. Cornetta will report to Chief Financial Officer Mark Cook.

Cornetta has more than 18 years of finance and accounting experience. He joined ChannelAdvisor as controller in September 2013. Prior to ChannelAdvisor, Cornetta served as director of financial reporting and accounting at Dex Media, Inc., a public company providing local marketing solutions. Previously, Cornetta held positions at UST, Inc. and at Ernst & Young, where he was a senior accountant.

"We are pleased to have Rich assume this very important position," said Cook. "He has been integral to the continued strength of our finance organization and brings a great deal of experience to this role. He will continue to build upon that financial foundation here at ChannelAdvisor."

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About ChannelAdvisor
ChannelAdvisor (NYSE:ECOM) is a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales. Billions of dollars in merchandise value are driven through ChannelAdvisor’s platform every year, and thousands of customers use ChannelAdvisor’s solutions to help grow their businesses. For more information, visit www.channeladvisor.com.

Media Contact:
Jordan Smith
ChannelAdvisor
jordan.smith@channeladvisor.com
919-582-6813